EXHIBIT 99(i)

FORWARD-LOOKING STATEMENTS

     Statements contained in this report may be considered to be forward-looking. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. The Company wishes to ensure that such forward-looking statements are accompanied by meaningful cautionary statements to comply with the terms of the safe harbor under the Act. The Company notes that a variety of important factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The important factors that may affect the operations, performance, development and results of the Company's business include the following factors:

•	global and local business and economic conditions;

•	fluctuations in currency exchange and interest rates or in ingredient, labor and other operating costs;

•	insufficient or under-utilization of manufacturing capacity;

•	destruction of all or part of manufacturing facilities;

•	labor strikes or unrest;

•	political or economic instability in local markets;

•	war or acts of terrorism;

•	competition and other industry trends;

•	retention of preferred retail space;

•	effectiveness of marketing campaigns or new product introductions;

•	consumer preferences, spending patterns and demographic trends;

•	legislation and governmental regulation; and

•	accounting policies and practices.

     We caution the reader that the above list of factors may not be exhaustive. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.